Exhibit 99.1

Quintana Energy Services Inc. Regains Compliance with NYSE Minimum Price Listing Standard

HOUSTON, July 2, 2020 /PRNewswire/ -- Quintana Energy Services Inc. ("QES" or the "Company") (NYSE: QES) announced today that, on July 1, 2020, the Company was notified by the New York Stock Exchange ("NYSE") that the Company has regained compliance with the NYSE's continued listing standards.

On April 27, 2020, the Company was notified by NYSE of its noncompliance with the NYSE's continued listing standards because the average closing price of shares of its common stock had fallen below $1.00 per share over a period of 30 consecutive trading days, which is the minimum average closing price per share required to maintain continued listing on the NYSE.

QES regained compliance after its average closing price for the 30-trading days ended June 30, 2020 was above the NYSE's minimum requirement of $1.00 per share based on a 30-trading day average. Accordingly, the Company is no longer considered below the $1.00 per share continued listing criterion and the below compliance ".BC" indicator has been removed from the Company's common shares.

About Quintana Energy Services

QES is a growth-oriented provider of diversified oilfield services to leading onshore oil and natural gas exploration and production companies operating in both conventional and unconventional plays in all of the active major basins throughout the U.S. QES's primary services include: directional drilling, pressure pumping, pressure control and wireline services. The Company offers a complementary suite of products and services to a broad customer base that is supported by in-house manufacturing, repair and maintenance capabilities. More information is available at the Company's website at www.quintanaenergyservices.com.

Quintana Energy Services Investor Contact:

Quintana Energy Services
Keefer M. Lehner, EVP & CFP
832-518-4094
IR@qesinc.com

Dennard Lascar Investor Relations
Ken Dennard / Natalie Hairston
713-529-6600
QES@dennardlascar.com